Exhibit 99.1

SECOND SUPPLEMENTAL NOTICE OF CONDITIONAL REDEMPTION

Icahn Enterprises L.P.

Icahn Enterprises Finance Corp.

6.250% Senior Notes due 2022

(CUSIP Nos. 451102 BJ5, U44927 AM0)

Reference is hereby made to (i) that certain Notice of Conditional Redemption, dated as of January 22, 2021 (the “Initial Notice”) given pursuant to Section 3.03 of the Indenture, dated as of January 18, 2017 (the “Indenture”), among Icahn Enterprises L.P. (“Icahn Enterprises”), Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Company”), Icahn Enterprises Holdings L.P., as guarantor, and Wilmington Trust, National Association, as trustee (the “Trustee”), pertaining to the Company’s 6.250% Senior Notes due 2022 (the “2022 Notes”), whereby the Company elected to redeem, subject to the satisfaction of the conditions precedent set forth therein, any and all (after giving effect to the consummation of the Company’s redemption of $750,000,000 principal amount of 2022 Notes on February 1, 2021) outstanding 2022 Notes (or such lesser amount as set forth therein) and (ii) that certain Supplemental Notice of Conditional Redemption (the “First Supplemental Notice”), whereby the Company elected to delay the redemption date set forth in the Initial Notice. This second supplemental notice of conditional redemption shall amend the Initial Notice and the First Supplemental Notice.

NOTICE IS HEREBY GIVEN, that the Company hereby elects, in its sole discretion as provided for in the Initial Notice and the First Supplemental Notice, to further delay the redemption date set forth in the Initial Notice, as previously delayed as set forth in the First Supplemental Notice. The new redemption date shall be the New Redemption Date (as defined below). Capitalized terms used but not otherwise defined in this second supplemental notice of conditional redemption have the meanings given to such terms in the Indenture.

The redemption is subject to the satisfaction of the following conditions precedent: (i) on or prior to the New Redemption Date, the receipt by the Company of net proceeds in an amount equal to at least $455,000,000 (or such other amount as may be determined by the Company in its sole discretion and provided that, for the avoidance of doubt, if such amount received is less than $455,000,000, then as set forth in this second supplemental notice of conditional redemption, the Company does instead elect to redeem the maximum aggregate principal amount of 2022 Notes possible using such net proceeds as determined by the Company in its sole discretion) from one or more debt transactions and other related transactions, in each case in a form, on terms, subject to conditions and pursuant to documentation satisfactory to the Company in its sole discretion (collectively, the “Debt Transactions”) and (ii) at least one business day prior to the New Redemption Date, the delivery to the Trustee of written notice by the Company (in its sole discretion) to the effect that such consummation of the Debt Transactions has occurred (as so determined and as and to the extent so required by the Company) and the principal amount of the 2022 Notes to be redeemed. In the event that the conditions precedent are not satisfied by the New Redemption Date, this second supplemental notice of conditional redemption shall be automatically deemed rescinded and of no force and effect, and no portion of the 2022 Notes shall be deemed to have been called for redemption. Notwithstanding the foregoing, to the extent that the conditions precedent are not satisfied, and the 2022 Notes are not redeemed pursuant to this second supplemental notice of conditional redemption, the 2022 Notes will mature on February 1, 2022 and will otherwise be redeemed in accordance with the terms of the Indenture on such maturity date.

The details of the redemption are as follows:

1.	The redemption date of the 2022 Notes called for redemption shall be February 1, 2022, which may be earlier if the conditions precedent are deemed satisfied or waived by the Company, in its sole discretion (such determination to be provided by written notice to The Depository Trust Company (“DTC”) in accordance with DTC’s applicable procedures and to the Trustee) (the “New Redemption Date”).

2.	The redemption price for the 2022 Notes is 100.000% of the principal amount of the 2022 Notes called for redemption, plus accrued and unpaid interest and Special Interest, if any, thereon from and including the last date upon which interest was paid up to, but not including, the New Redemption Date (the “Redemption Price”).

3.	All 2022 Notes outstanding on the New Redemption Date will be redeemed; provided, however, that if the net proceeds from the Debt Transactions are less than $455,000,000, then the Company shall instead redeem the maximum aggregate principal amount of the 2022 Notes possible using such net proceeds as determined by the Company in its sole discretion. If less than all of the 2022 Notes are redeemed (as a result of the Debt Transactions resulting in net proceeds less than $455,000,000), the 2022 Notes will be selected for redemption in accordance with the applicable requirements of DTC, and, after the New Redemption Date, upon surrender of a 2022 Note that is redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original 2022 Note.

4.	The name and address of the Paying Agent is:

Wilmington Trust, National Association 1100 North Market Street Wilmington, Delaware 19890-1626 Attn: WorkFlow Management

5.	Payment of the Redemption Price for the 2022 Notes called for redemption will be made on or after the New Redemption Date upon presentation and surrender of such 2022 Notes to the Trustee, acting as Paying Agent (either directly or, if held in book-entry form through DTC, surrendered for redemption in accordance with DTC’s instructions and procedures therefor).

6.	Unless the Company defaults in the payment of the Redemption Price, interest on the 2022 Notes called for redemption ceases to accrue on and after the New Redemption Date.

7.	The 2022 Notes are being redeemed pursuant to Section 3.07(d) of the Indenture and paragraph (5)(d) of the Global Notes.

8.	CUSIP numbers appearing herein have been included solely for the convenience of the Holders of the outstanding 2022 Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers listed in this second supplemental notice of conditional redemption or printed on the 2022 Notes.

9.	Holders may be subject, under certain circumstances, to backup withholding with respect to the Redemption Price. Such backup withholding may be applicable if such Holder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding or (iii) otherwise comply with applicable backup withholding requirements. A Holder who wishes to avoid the imposition of backup withholding should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when presenting a 2022 Note for payment.

ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

Dated March 22, 2021